                                                                    Exhibit 11.1

                       COMPUTATION OF EARNINGS PER SHARE


                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                       Year ended December 31,
                                                            --------------------------------------------
                                                             1994                1995             1996
                                                            -------            --------         --------
Primary:
--------
Weighted average common shares outstanding                    6,231               8,872           10,614
Net effect of dilutive stock equivalents based
   on the treasury stock method using average
   market price                                                 178               1,060                -
                                                            --------------------------------------------

Total weighted average shares outstanding                     6,409               9,932           10,614
                                                            ============================================

Net income (loss)                                           $ 1,866            $  5,955         $ (5,490)
Less dividends on preferred stock                               (35)                (35)             (35)
                                                            --------------------------------------------

Adjusted net income                                         $ 1,831            $  5,920         $ (5,525)
                                                            ============================================

Net income (loss) per share                                 $  0.29            $   0.60         $  (0.52)
                                                            ============================================

Fully diluted:
--------------
Weighted average common shares outstanding                    6,231               8,872           10,614
Net effect of dilutive stock equivalents based
   on the treasury stock method using the higher
   of the average or the ending market price                    397               1,383                -
Assumed conversion of preferred stock                           200                 200                -
                                                            --------------------------------------------

Total weighted average shares outstanding                     6,828              10,455           10,614
                                                            ============================================

Net income (loss)                                           $ 1,866            $  5,955         $ (5,490)

Less dividends on preferred stock                                 -                   -              (35)
                                                            --------------------------------------------

Adjusted net income                                         $ 1,866            $  5,955         $ (5,525)
                                                            ============================================

Net income (loss) per share                                 $  0.27            $   0.57         $  (0.52)
                                                            ============================================